Exhibit 10.23
AMENDMENT TO
TECUMSEH PRODUCTS COMPANY
EXECUTIVE DEFERRED COMPENSATION PLAN
The Tecumseh Products Company Executive Deferred Compensation Plan (“Plan”) is amended, effective January 1, 2005, so that Exhibit B reads as follows:
Exhibit B
“Company Change in Control,” solely for the purposes of this Plan, shall mean (and be limited to) any change that qualifies as a change of control event pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, Treasury Regulation § 1.409A-3(g)(5), and all subsequent relevant authority, including any one or more of the following events:
a) a change in the ownership of the Company in compliance with Treasury Regulation § 1.409A-3(g)(5)(v) pursuant to which any person or group acquires ownership of stock of the Company that, together with stock held by that person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.
b) a change in the effective control of the Company pursuant to Treasury Regulation § 1.409A-3(g)(5)(vi), pursuant to which either:
(1) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership (including acquisition of beneficial ownership) of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company; or
(2) a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election;
c) a change in the ownership of a substantial portion of the Company’s assets pursuant to Treasury Regulation § 1.409A-3(g)(5)(vii) pursuant to which any one person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value (as defined in 1.409A-3(g)(5)(vii)) equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
d) For purposes of this Exhibit B, the following terms shall have the following meanings:
i) “person” shall mean a person as defined in Section 3(a)(9) of the 1934 Act.
ii) “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the 1934 Act or any successor regulation.
iii) “group” shall mean a group as described in Rule 13d-5 promulgated under the 1934 Act or any successor regulation provided such group falls within the purview of Treas. Reg. §§ 1.409A-3(g)(v)(B), 1.409A-3(g)(5)(vi)(D), or 1.409A-3(g)(5)(vii)(C), as applicable. (The formation of a group hereunder shall have the effect described in paragraph (b) of Rule 13d-5 promulgated under the Securities Exchange Act of 1934 or any successor regulation.)
WITNESS execution of this amendment on December 19, 2008, on behalf of the Company by its duly authorized officer.

TECUMSEH PRODUCTS COMPANY
By	/s/ Tim Atzinger
Its VP Global Human Resources